Exhibit 99.1

 Analog Devices to Sell CPU Voltage and PC Thermal Monitoring
                   Product Line to ON Semiconductor

    NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 8, 2007--Analog Devices, Inc. (NYSE: ADI) today announced that it has signed a definitive agreement to sell its CPU voltage regulation and PC thermal monitoring product line to ON Semiconductor Corporation (NASDAQ: ONNN). The product line to be sold consists of core voltage regulator products for the central processing unit (CPU) in computing and gaming applications and temperature sensors and fan-speed controllers for managing the temperature of the CPU.

    The divestiture is consistent with ADI's ongoing transition of its power management portfolio to high-performance products that complement the company's market-leading portfolio of signal-processing solutions for industrial, medical and scientific instrumentation, as well as communications infrastructure and consumer electronics.

    "This agreement allows us to further focus our power management team on areas such as portable medical devices, wireless infrastructure equipment, and digital TVs, where ADI has outstanding systems expertise and an unparalleled reputation for delivering high performance signal processing solutions," said Peter Henry, ADI's vice president for Power Management Products.

    "Power considerations play an important role with customers as they look for ways to improve the sound, picture, and connectivity features, as well as the battery life of their products. With a complementary portfolio of power management products, ADI can help customers innovate and achieve new levels of differentiation from their signal processing subsystems," Mr. Henry continued.

    Pursuant to the agreement, Analog Devices will sell to ON certain assets and intellectual property related to the product line and will enter into a one-year manufacturing supply arrangement for a total consideration of approximately $185 million in cash. The product line represented approximately $80 million in revenue for ADI during fiscal year 2007, which ended November 3, 2007.

    ADI management plans to discuss the transaction in more detail during its fiscal 2007 fourth quarter earnings conference call scheduled for Tuesday, November 27, at 4:30 p.m. ET.

    The boards of directors of both companies have approved the transaction, which is expected to close during ADI's first quarter of fiscal 2008, following the satisfaction of regulatory requirements and other customary closing conditions.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the most long-standing, high-growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers around the world, representing virtually all types of electronics equipment. Celebrating more than 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, please visit ADI's website at www.analog.com.

    This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected closing of the transaction between ADI and ON, the expected benefits of the transaction to ADI, ON, and customers, and ADI's future power management strategy. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the closing of the transaction is subject to the receipt of regulatory approvals, and other material closing conditions, any failure of which to satisfy may delay or prevent the closing of the transaction; the transaction may involve unexpected costs, thereby reducing the net proceeds to ADI; the expected benefits of the transaction may not be achieved in a timely manner, or at all; and disruption from the transaction may adversely affect relationships with customers, suppliers, or employees. For detailed information about factors that could cause ADI's actual results to differ materially from those described in the forward-looking statements, please refer to ADI's filings with the Securities and Exchange Commission, including ADI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             maria.tagliaferro@analog.com